CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our reports dated February 13, 2004 on the financial statements and financial highlights of Asia Focus Fund, China & Hong Kong Fund and Global Innovators Fund, each a series of shares of Guinness Atkinson Funds. Such financial statements and financial highlights appear in the 2003 Annual Report to Shareholders, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Guinness Atkinson Funds. We also consent to the references to our Firm in the Registration Statement and Prospectus.

/s/TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
May 20, 2004